EXHIBIT 99.1

Company Contact	Media Inquiries	Investor Relations

John Higgins Chief Financial Officer (650) 843-2800 jhiggins@connetics.com	Danine Summers VP, Communications (650) 843-2834 dsummers@connetics.com	Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

CONNETICS ANNOUNCES SUBMISSION OF A NEW DRUG APPLICATION
FOR EXTINA (KETOCONAZOLE 2%) FOAM

PALO ALTO, Calif. (July 2, 2003) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that it has submitted a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for Extina™, an investigational new drug formulation of 2% ketoconazole formulated using the Company’s proprietary platform foam delivery vehicle, VersaFoam™, as a potential new treatment for seborrheic dermatitis. In April, Connetics announced summary results from its Phase III clinical trial with ketoconazole foam for the treatment of seborrheic dermatitis.

Ketoconazole is used to treat a variety of fungal infections, including seborrheic dermatitis. Seborrheic dermatitis is a chronic, recurrent skin condition that affects 3-5% of the U.S. population. It usually involves the scalp, but also can affect the skin on other parts of the body, including the face and chest. The symptoms of seborrheic dermatitis include itching, redness and scaling. In 2002 an estimated 1.1 million patients sought physician treatment for seborrheic dermatitis. In 2002, the total U.S. market for prescription antifungal products was approximately $700 million.

About Connetics

Connetics Corporation is an independent pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. Connetics’ wholly owned subsidiary, Connetics Australia Pty Ltd., is focused on discovering and developing innovative topical drug delivery formulations. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit Connetics’ web site at www.connetics.com, or send an email to ir@connetics.com.

This news release includes forward-looking statements, and predictions, including statements about the market potential of Extina and the potential launch of the product, and statements about the timing of future FDA filings. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that the filing of the NDA for Extina may be delayed, that the FDA may not approve Extina for sale, and that the expected market for Extina may not materialize. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the last fiscal year and Quarterly Report on Form 10-Q for the most recent fiscal quarter.

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